Exhibit 3.11

                         AMENDED AND RESTATED
                    CERTIFICATE OF INCORPORATION OF
                  AMERICAN CHAMPION ENTERTAINMENT, INC.

Originally Incorporated on February 5, 1997
First Amended April 24, 1997


1. The name of this corporation is AMERICAN CHAMPION ENTERTAINMENT, INC.

2. The address of this corporation's registered office in the State of Delaware is located at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.      A.      Classes of Stock.  This corporation is authorized to
issue two classes of shares of stock to be designated, respectively, Common stock ("Common Stock") and preferred stock ("Preferred
Stock"). The number of shares of Common Stock authorized to be issued is Twenty Million (20,000,000), par value $0.001 per share, and the number of shares of Preferred Stock authorized to be issued is Three Million (3,000,000), par value $0.001 per share; the total number of shares which the corporation is authorized to issue is Twenty-Three Million (23,000,000).

        B. Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding, and any other preferences, privileges and relative rights of such series as the Board of Directors may deem advisable. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

5. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, repeal, alter, amend or rescind the bylaws of this corporation. In addition, the bylaws of this corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of holders of not less than two-thirds of the outstanding stock of this corporation entitled to vote thereon.

6. Elections of Directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.


7. Any or all of the directors of this corporation may be removed from office at any time, but only by the affirmative vote of the holders of a majority, if such removal is for cause, and of the holders of at least two-thirds, if such removal is without cause, of the outstanding shares of Voting Stock of this corporation, considered for purposes of this Article 7 as one class. The term " Voting Stock" shall mean all outstanding shares of capital stock of this corporation or another corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

8. No director of this corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived any improper personal benefit.

9. Neither the Amendment and nor repeal of Article 8, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with Article 8, shall eliminate or reduce the effect of Article 8 in respect of any matter occurring, or any cause of action, suit or claim that, but for Article 8, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

10. The Amended and Restated Certificate of Incorporation of this corporation may be amended if approved by the board of directors and by the affirmative vote of not less than a majority of the outstanding stock of this corporation entitled to vote thereon.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation, having been duly adopted by the directors and stockholders of AMERICAN CHAMPION ENTERTAINMENT, INC. in accordance with sections 228, 242, and 245 of the Delaware General Corporation Law, AMERICAN CHAMPION ENTERTAINMENT, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its president and attested by its secretary this 3rd day of June, 1998.


        AMERICAN CHAMPION ENTERTAINMENT,
        INC., a Delaware corporation


        By:       /s/ George Chung
                George Chung, Chairman of the Board

ATTEST:


By:        /s/ Anthony K. Chan
        Anthony K. Chan, Secretary


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